EXHIBIT 10.22

ELECTRIC SERVICE AGREEMENT
INTERSTATE POWER AND LIGHT
COMPANY

Account No.

This agreement made this 17th day of October, 2007 by and between Interstate Power and Light Company (a wholly owned subsidiary of Alliant Energy Corporation), an Iowa corporation headquartered at 200 First Street SE, Cedar Rapids, Iowa, (hereinafter referred to as “the Company”) and Heron Lake BioEnergy LLC, a corporation / partnership / proprietorship with principal offices at 91246 390th Ave., Heron Lake, MN 56137, (hereinafter referred to as “the Customer”):

That for and in consideration of the mutual covenants of the parties set forth, and the performance thereof, it is agreed by and between the said parties as follows:

THE PRODUCER HEREBY AGREES THAT:

1.                                      It will furnish to the customer at the customer’s premises located at 91246 390th Ave. in Heron Lake, Minnesota, through one point of delivery, alternating current electricity (hereinafter called “electric service”) for all electrical energy requirements of the customer.

2.                                      The electric service furnished hereunder will be approximately 69,000 volts, and Three phase, 60 Hertz, and 0 volts, single phase, 60 Hertz, and metered at 69,000 volts.

THE CUSTOMER HEREBY AGREES THAT:

3.                                      It will take from the Company, through one point of delivery, electric service for all electrical energy requirements at the premises Identified in Paragraph 1 hereof, and it will observe the rules and regulations of the Company pertaining to electric service.

4.                                      It will not create a demand for electric service in excess of 6,300 KVA without first notifying the company in writing of such increase in demand and giving the company sufficient time in which to provide additional line capacity and other electrical equipment if required.

5.                                      It chooses / does not choose (circle one) interruptible service and it will curtail its demand for electrical service to N/A KW upon notice by the company.

IT IS MUTUALLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS THAT:

6.                                      The company shall furnish electric service and the customer shall use and pay for such service in accordance with the terms and condition of this Agreement and the rates set out in Rate Schedule 437/438 Bulk Supply Rate attached hereto and made a part hereof, or such other applicable rate schedule as hereafter at any time may be established for this class of service within the authority of the Minnesota Public Utilities Commission or such other regulatory authority having jurisdiction.  Notwithstanding any other provision of this Agreement, all rates and charges contained in this Agreement may be modified at any time by a subsequent filing made pursuant to the provisions of Chapter 216B of the Minnesota Statutes. At the time of signing of this Agreement, the excess facilities is $0.00; in the event the demand of the customer set forth in Paragraph 5 above shall be increased, the monthly excess facilities shall be increased appropriately.

7.                                      It is understood by the customer that, if at any future time it should elect to accept service under some other available electric service rate that might prove more advantageous, any expense brought about by necessary wiring changes on its premises shall be borne by the customer.

8.                                      The electric service furnished under this Agreement includes only that which is incidental to the customer and no part of the said electric service shall be sold by the customer to any other parties.

9.                                      The company will use due diligence in the operation and maintenance of its plants and system pertinent to this Agreement so as to render efficient economic service, but the company shall not be liable to the customer for any loss or damages suffered by the customer through the inability of the company to furnish said electric service in accordance with this Agreement.

10.                                The customer shall hold the producer harmless for any damage to persons or property arising out of the use upon the customer’s premises of the electric service furnished to it by the company.  Nothing herein contained shall be construed as relieving the company from any liability to its own employees while upon the property of the customer in the performance of their duty and by the direction of the company, or as relieving the company from any liability to the customer due to the producer’s act of negligence.

11.                                This Agreement shall continue for a period of one (1) year commencing October 1, 2007, and ending October 1, 2008, and thereafter, and may be terminated by either party giving to the other written notice at least ninety (90) days prior to the date upon which it desires to terminate the same; whereupon this Agreement shall terminate on said date.  All contracts, agreements and understandings between the parties hereto, whether oral or written, pertaining to the subject matter hereof, heretofore made and entered into, shall hereby become null and void and of no further force and effect whatsoever.

12.                                This Agreement shall be binding upon and inure to the benefits of the parties hereto, their successors and assigns; but the assignment of this Agreement by either party shall not relieve such party, without the written consent of the other, from any of the obligations hereof.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

Heron Lake Bio Energy LLC		Interstate Power and Light Company
(Customer)		(Company)

By:	/s/ Robert J. Ferguson	By:	/s/ Matt Dalney

Title: President		Title: Manager, Sales
(Officer-Partner-Owner)

Attest:	/s/ Jean M. Ferguson	Attest:	/s/ Carole Burgin

GENERAL CONDITIONS

1.                                       Equal Opportunity Clause

a.                                       The contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or nation origin.  The contractor will take affirmation action to insure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin.  Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

b.                                      The full text of the Equal Opportunity Clause is found at 41 CFR 60-1.4 and the provisions thereof are herein incorporated by reference.

c.                                       Contractor further agrees to insert the foregoing provision in all subcontracts hereunder.

2.                                       Affirmative Action for Handicapped Workers; Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era.

a.                                       The contractor will not discriminate against any employee or applicant for employment because of physical or mental handicap, or because he or she is a disabled veteran or veteran of the Vietnam Era in regard to any position for which the employee or applicant for employment is qualified.  The contractor agrees to take affirmative action to employ, advance in employment and otherwise treat qualified handicapped individuals and qualified disabled veterans and veterans of the Vietnam Era without discrimination based upon their physical or mental handicap or their disability or veteran status in all employment practices such as the following: employment upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship.

b.                                      The full text of these Affirmative Action Clauses is found at 41 CFR 60-741.5 and 41 CFR 60-250.4 and the provisions thereof are herein incorporated by reference.

c.                                       Contractor further agrees to insert the foregoing provisions in all subcontracts hereunder.

INTERSTATE POWER and LIGHT COMPANY
ELECTRIC TARIFF
FILED WITH M.P.U.C.	ORIGINAL VOLUME NO. 8
SUBSTITUTE ELEVENTH REVISED SHEET NO. 23
Cancelling SUBSTITUTE TENTH REVISED SHEET NO. 23
RATE DESIGNATION:	ON-PEAK 437
CLASS OF SERVICE:	LARGE POWER AND LIGHTING - BULK SUPPLY	OFF-PEAK 438
SERVICE AREA:	ALL MINNESOTA SERVICE AREA

Availability:  Available only for new loads in excess of 4,999 KW served at transmission voltages.  Existing loads taken with added new loads such that the total load is in excess of 4,999 KW may also be served at this rate provided the customer assumes all costs incurred in revising Company’s system in order to serve the total load at transmission voltages.  A service agreement shall be required.

Net Rate:

Basic Service:    $4.22400 per day*

	Usage from June 1 through Sept. 30	Usage from October 4 through May 31
Demand Charge:
On-Peak KW	$10.38 per KW	$6.09 per KW
Off-Peak KW In excess of On-Peak KW	$3.98 per KW	$3.98 per KW

kWh Charge:
On-Peak kWh	All kWh/day @ 3.644¢ per kWh	All kWh/day @ 3.616¢ per kWh
Off-Peak kWh	All kWh/day @ 3.185¢ per kWh	All kWh/day @ 3.185¢ per kWh

*For Comparison Only:  Basic Service $128.48/month

Definition of Peak Periods:	On-Peak: 7 AM – 10 PM all non-holiday weekdays.
Off-Peak: All other hours (including the holidays of New Year’s, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day).

Determination of Demands:  The metered demands shall be measured by a 15 minute interval demand meter and shall include any loss adjustments provided for in a contract for metering at other than transmission levels.

Billing Demand:  The Monthly Billing Demand shall be the largest On-Peak metered demand in the 12 months ending with the current billing month but not less than 5,000 kW.

Minimum Energy Purchases:  The minimum number of kWh to be billed in any billing month shall be that quantity equal to the Billing Demand multiplied by 400.  The minimum kWh billed shall be in the same ratio as actual metered On-Peak kWh and Off-Peak kWh for the month.

Energy Supply Cost Adjustment:  Rider 1M applicable hereto.

Excess Facilities Charge:  Any facilities required to provide service in excess of that permitted under this Schedule or the Company’s Electric Service Standards shall be provided at a monthly amount equal to 1.8% of the Company’s investment in such facilities.

Tax Adjustment:  Rider MTX applicable hereto.

Reactive Demand Charge.  A reactive demand charge of 51¢ per kVAr for that portion of the maximum kVAr registered during the month in excess of 50% of the maximum KW registered during the month.

Minimum Monthly Bill:  The minimum bill to be rendered for any billing period will be the demand charges for the Billing Demand for that month plus the energy charges for 400 kWh per kW of that Billing Demand.

Late Payment:  A late payment charge of one and one-half percent per month shall be assessed on delinquent amounts in excess of $10.00.  The minimum late payment charge assessed shall be $1.00.  A bill becomes delinquent if not paid within 15 days after being rendered.

Rules and Regulations:  Service hereunder is subject to the provisions of the Company’s Electric Service Standards.

Date Filed: May 16, 2005	Effective Date: May 15, 2006

By:	/s/ James P. Maher
James P. Maher, Manager – Regulatory Pricing, Iowa & Minnesota

Docket No. E001/GR-05-748	Order Date: May 19, 2006

INTERSTATE POWER and LIGHT COMPANY
ELECTRIC TARIFF
FILED WITH M.P.U.C.	ORIGINAL VOLUME NO. 8
SUBSTITUTE SIXTEENTH REVISED SHEET NO. 29
Cancelling SUBSTITUTE FIFTEENTH REVISED SHEET NO. 29
RATE DESIGNATION:	ENERGY SUPPLY COST ADJUSTMENT	Rider 1M
CLASS OF SERVICE:	ALL SCHEDULES SO DESIGNATED	(Page 1 of 2)
SERVICE AREA:	ALL MINNESOTA SERVICE AREA

There shall be added to or deducted from the net monthly bill $0.00001 per Kilowatt-hour for each $0.00001 increase above or decrease below $0.01692 in the energy supply cost per Kilowatt-hour sales.

The energy supply cost adjustment for each billing month shall be derived from the following formula:

Monthly Adjustment = Fm/Sm – 0.01692

Where:

Fm is total fuel and purchased economic power cost and Sm is total kWh sales (retail sales plus firm municipal sales) for the first two months of the three month period immediately preceding the billing month, all as defined below.

a.                                       Fuel and Purchased Economic Power Cost shall be the sum of the following:

1.                                       The fossil and nuclear fuel consumed in the Company’s generating stations, including the Company’s share of fuel consumed in jointly owned or leased generating stations, as recorded in Accounts 151 and 518,

2.                                       The total cost of the purchase of economic power as defined below, if the reserve capacity of the Company is adequate independent of all other purchases where non-fuel charges are included in either base period or current period fuel and purchased economic power cost,

3.                                       The energy cost associated with any energy purchased for reasons other than identified in (2) above, when such energy is purchased on an economic dispatch basis,

4.                                       The actual identifiable fossil and nuclear fuel costs associated with energy purchased for reasons other than identified in (2) above, less,

5.                                       The energy-related revenue applicable to inter-system sales.

b.                                      kWh Sales shall be all kWhs sold excluding inter-system sales for the same period.

c.                                       Economic Power is power or energy purchased over a period of twelve months or less where the total cost of the purchase is less than the Company’s total avoided variable costs.

Date Filed: May 16, 2005		Effective Date: May 15, 2006

By:	/s/ James P. Maher
James P. Maher, Manager – Regulatory Pricing, Iowa & Minnesota

Docket No. E001/GR-05-748		Order Date: May 19, 2006

INTERSTATE POWER and LIGHT COMPANY
ELECTRIC TARIFF
FILED WITH M.P.U.C.	ORIGINAL VOLUME NO. 8
SUBSTITUTE FIFTH REVISED SHEET NO. 29.1
Cancelling SUBSTITUTE FOURTH RIVISED SHEET NO. 29.1
RATE DESIGNATION:	ENERGY SUPPLY COST ADJUSTMENT	Rider 1M
CLASS OF SERVICE:	ALL SCHEDULES SO DESIGNATED
SERVICE AREA:	ALL MINNESOTA SERVICE AREA

d.                                      Total Cost of the Purchase is all charges incurred in buying economic power and having such power delivered to the Company’s system.  The total cost includes, but is not limited to capacity or reservation charges, energy charges, adders, and any transmission or wheeling charges associated with the purchase.

e.                                       Total Avoided Variable Cost is all identified and documented variable costs that would have been incurred by the Company had a particular purchase not been made.  Such costs include, but are not limited to, those associated with fuel, start-up, shut-down or any purchases that would have been made in lieu of the purchase made.

f.                                         Under the Mid-Continent Area Power Pool (MAPP) Agreement, Company is required to own, or have available to it under contract, sufficient generating capability to supply its monthly adjusted net system demand while maintaining a reserve capacity obligation equal to 15% of the annual adjusted net system demand.  If Company does not own sufficient generating capacity to meet this obligation, Company will obtain seasonal capacity commitments from other utilities which are party to the Agreement.  If such capacity is not available, Company will obtain needed capacity from an outside party.  The MAPP Agreement also requires Company to meet a daily operating reserve obligation equal to a prorated share of the Pool Total Operating Reserve which is an amount equal to 150% of the capability of the largest generating unit in operation on the interconnected systems of the Pool participants.  Additionally, the MAPP operating reserve requirements states that the spinning reserve portion of the operating reserve shall not be less than 75% of the capability of the largest generating unit in service.  Company’s percentage of Total Operating Reserve is calculated by giving one-third weight to the capability of the Company’s largest unit divided by the sum of capability of each participant’s largest unit and a two-thirds weight to the Company’s Annual System Demand divided by the sum of the Annual System Demands of all participants.  If it is determined that Company cannot, in any hour of the day, meet its load and operating reserve requirements with Company generating resources, owned or under contract, then arrangements will be made to purchase energy from within MAPP to meet such needs.  If sufficient resources are not available from within MAPP, Company will arrange a purchase from a party outside of the Pool.  Purchase will be considered a reliability purchase if required to meet the conditions outlined above.

Date Filed: May 16, 2005	Effective Date: May 15, 2006

By:	/s/ James P. Maher
James P. Maher, Manager – Regulatory Pricing, Iowa & Minnesota

Docket No. E001/GR-05-748	Order Date: May 19, 2006